Exhibit 99

FOR RELEASE –– JULY 29, 2014

Corning Announces Second-Quarter Financial Performance

Core EPS up 16% year over year
LCD glass price declines expected to moderate further in third quarter

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the second quarter of 2014.

Second-Quarter Highlights
•	Core sales were $2.6 billion*, a 28% increase on a year-over-year basis. Net sales (GAAP) were $2.5 billion, a 25% increase on a year-over-year basis.
•	Core earnings per share were $0.37 per share*, a 16% improvement over a year ago, marking the seventh consecutive quarter of year-over-year core EPS growth. GAAP earnings per share were $0.11.
•
Corning’s LCD glass volume grew more than expected due in part to stronger-than-expected retail TV sales in Europe and South America, likely driven by the FIFA World Cup. Year-over-year sales in the Optical Communications and Environmental Technologies segments grew 14% and 25%, respectively.

Second-Quarter Financial Comparisons
In millions, except percentages and per-share amounts

	Core Performance*
	Q2 2014	Q2 2013	% Change
Core Net Sales	$2,577	$2,021	28%
Core Equity Earnings	$58	$173	(66%)
Core Earnings	$527	$469	12%
Core EPS	$0.37	$0.32	16%

	GAAP
	Q2 2014	Q2 2013	% Change
Net Sales	$2,482	$1,982	25%
Equity Earnings	$62	$166	(63%)
Net Income	$169	$638	(74%)
EPS	$0.11	$0.43	(74%)
*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s website. Core performance metrics (non-GAAP) are adjusted to exclude the impact of changes in Japanese yen and Korean won foreign exchange rates, as well as other items that do not reflect ongoing operations of the company. See “Use of Non-GAAP Financial Measures” section of attached Form 8-K for details on core performance measures.

Corning Announces Second-Quarter Financial Performance
Page Two

Wendell P. Weeks, chairman, chief executive officer and president, said, “We had great results in the quarter that led to our seventh consecutive year-over-year quarterly core earnings improvement. We have positive momentum, and we are well-positioned to deliver on our 2014 business plan.

“We are particularly pleased with the improved performance in our Display Technologies segment. As we anticipated, LCD glass price declines were more moderate than they were last quarter. The integration of Corning Precision Materials Co., Ltd. into our global organization is proceeding very well, and we are benefiting from synergies attained through the consolidation.”

Weeks also pointed out that Corning’s Optical Communications segment maintained its outstanding sales performance with 14% year-over-year growth in the second quarter, and the Environmental Technologies segment had record sales in the quarter.

Second-Quarter Segment Results
Display Technologies segment core sales were $1.1 billion*, a 62% increase over core sales of $670 million a year ago. The sales improvement was driven by the consolidation of Corning Precision Materials. Core earnings for the quarter increased by 9% from the year-ago comparable period. LCD glass volume grew in the low teens percentage sequentially and was higher than anticipated. As the company expected, price declines were more moderate versus the first quarter.

Optical Communications segment sales were $686 million, a 14% increase from $601 million in quarter two of last year. The sales increase was stronger than anticipated, driven primarily by continued demand for Corning’s fiber-to-the-home solutions in North America and Europe.

Environmental Technologies segment sales reached a record $285 million, a 25% increase over second-quarter sales for 2013. Strong demand for the company’s heavy-duty diesel emissions control products continued in North America, China, and Europe.

Sales in Corning’s Specialty Materials segment were $298 million, comparable with quarterly results a year ago. Corning® Gorilla® Glass sales were less than anticipated in the quarter, due to lower retail demand for smartphones and high-end tablets, and lower-than-expected sales for planned new models.

Corning’s Life Sciences segment sales were $223 million, up 2% on a year-over-year quarterly basis. Core equity earnings from Dow Corning Corporation improved 17%* year over year.

In the second quarter of 2014, Corning repurchased 9.3 million shares for approximately $200 million under its current share repurchase program. The company also received 8.7 million shares in May from the settlement of an accelerated share repurchase transaction initiated in the first quarter of 2014. The company has approximately $400 million remaining under the share repurchase program that it expects to use by year-end.

Corning ended the second quarter with $5.9 billion in cash and short-term investments. The company’s capital spending for the quarter was $232 million. Corning has lowered its 2014 full-year capital spending estimate from $1.5 billion to approximately $1.3 billion.

Corning Announces Second-Quarter Financial Performance
Page Three

Looking Forward
“We have accomplished a great deal with our first-half business performance. We expect the third quarter will bring Corning’s eighth consecutive year-over-year quarterly sales and earnings improvement, and we are on track for strong earnings growth for the full year,” James B. Flaws, vice chairman and chief financial officer, remarked.

In the third quarter, the company anticipates its LCD glass volume will be up by a mid-single digit percentage, sequentially. Glass price declines are expected to moderate further, returning to the rates experienced through most of 2013.

Optical Communications segment third-quarter sales are expected to increase by a mid-single digit percentage year over year, driven by continued strong sales of fiber-to-the-home solutions in North America and Europe.

For the Environmental Technologies segment, third-quarter year-over-year sales are anticipated to grow by 20% to 25%. Corning continues to benefit from strong demand for its heavy-duty diesel emissions control products in North America, China, and Europe.

Specialty Materials segment sales are expected to grow approximately 10% sequentially as demand for Gorilla Glass increases in the second half of the year. Life Sciences segment sales are expected to be up slightly on a year-over-year comparison.

“Synergies from the Corning Precision Materials acquisition are rapidly being achieved, and we expect to surpass our original goal. The company is delivering excellent growth in our Environmental Technologies and Optical Communications business segments, which we expect will continue through the second half of this year,” Flaws said.

“Corning continues to invest in research and development to drive our future growth,” he pointed out. “We are working on new glass substrates for high-performance displays to enhance consumer viewing experiences, improved diesel emissions filters and substrates, and advancements in fiber-to-the-home and next-generation, data-center network solutions. Additionally, we have developments underway in wireless communications, and we plan to introduce a new, enhanced generation of our market-leading Gorilla Glass later this year,” Flaws concluded.

Upcoming Investor Events
Corning will present at Citi Global Technology Conference on Sept. 3, 2014 in New York City.

Second-Quarter Conference Call Information
The company will host a second-quarter conference call on Tuesday, July 29, at 8:30 a.m. ET. To participate, please call toll free (877) 209-9922 or for international access call (612) 332-0932 approximately 10-15 minutes prior to the start of the call. The host is ‘NICHOLSON’. To listen to a live audio webcast of the call, go to Corning’s website at www.corning.com/investor_relations and click “Investor Events” on the left. A replay will be available beginning at 11:00 a.m. ET and will run through 5 p.m. ET, Tuesday, August 12. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 330195. The webcast will be archived for one year following the call.

Corning Announces Second-Quarter Financial Performance
Page Four

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Detailed reconciliations outlining the differences between these non-GAAP measures and the most directly comparable GAAP measure can be found on the company’s website by going to www.corning.com/investor_relations and clicking “Financial Reports” on the left. These reconciliations also accompany this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning (www.corning.com) is one of the world’s leading innovators in materials science. For more than 160 years, Corning has applied its unparalleled expertise in specialty glass, ceramics, and optical physics to develop products that have created new industries and transformed people’s lives. Corning succeeds through sustained investment in R&D, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning’s businesses and markets are constantly evolving. Today, Corning’s products enable diverse industries such as consumer electronics, telecommunications, transportation, and life sciences. They include damage-resistant cover glass for smartphones and tablets; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for high-speed communications networks; trusted products that accelerate drug discovery and manufacturing; and emissions-control products for cars, trucks, and off-road vehicles.

Media Relations Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Investor Relations Contact:
Ann H. S. Nicholson
(607) 974-6716
nicholsoas@corning.com

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net sales	$2,482	$1,982	$4,771	$3,796
Cost of sales	1,450	1,099	2,804	2,143

Gross margin	1,032	883	1,967	1,653

Operating expenses:
Selling, general and administrative expenses	318	266	713	525
Research, development and engineering expenses	208	179	406	357
Amortization of purchased intangibles	8	8	16	15
Restructuring, impairment and other charges	34		51
Asbestos litigation charge	4	6	6	8

Operating income	460	424	775	748

Equity in earnings of affiliated companies	62	166	148	339
Interest income	4	2	16	4
Interest expense	(30)	(28)	(60)	(64)
Transaction-related gain, net			74
Other (expense) income, net	(155)	265	(131)	330

Income before income taxes	341	829	822	1,357
Provision for income taxes	(172)	(191)	(352)	(225)

Net income attributable to Corning Incorporated	$169	$638	$470	$1,132

Earnings per common share attributable to Corning Incorporated:
Basic	$0.11	$0.43	$0.32	$0.77
Diluted	$0.11	$0.43	$0.32	$0.76

Dividends declared per common share	$0.10	$0.10	$0.20	$0.19

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,

	2014	2013	2014	2013

Net income attributable to Corning Incorporated	$169	$638	$470	$1,132

Foreign currency translation gain (loss)	269	(296)	137	(801)
Net unrealized (losses) gains on investments	(9)	3	4	2
Unamortized (losses) gains and prior service costs for postretirement benefit plans	(6)	23	3	30
Net unrealized gains (losses) on designated hedges	1	14	(3)	25
Other comprehensive income (loss), net of tax	255	(256)	141	(744)

Comprehensive income attributable to Corning Incorporated	$424	$382	$611	$388

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share amounts)

	June 30, 2014	December 31, 2013
Assets

Current assets:
Cash and cash equivalents	$5,118	$4,704
Short-term investments, at fair value	768	531
Total cash, cash equivalents and short-term investments	5,886	5,235
Trade accounts receivable, net of doubtful accounts and allowances - $31 and $28	1,645	1,253
Inventories	1,380	1,270
Deferred income taxes	349	278
Other current assets	604	855
Total current assets	9,864	8,891

Investments	2,013	5,537
Property, net of accumulated depreciation - $8,456 and $7,865	13,523	9,801
Goodwill and other intangible assets, net	1,682	1,542
Deferred income taxes	2,084	2,234
Other assets	666	473

Total Assets	$29,832	$28,478

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$450	$21
Accounts payable	777	771
Other accrued liabilities	950	954
Total current liabilities	2,177	1,746

Long-term debt	3,238	3,272
Postretirement benefits other than pensions	751	766
Other liabilities	1,834	1,483
Total liabilities	8,000	7,267

Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, Series A – Par value $100 per share; Shares authorized 3,100; Shares issued: 2,300	2,300
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1,669 million and 1,661 million	835	831
Additional paid-in capital – common stock	13,305	13,066
Retained earnings	11,478	11,320
Treasury stock, at cost; Shares held: 379 million and 262 million	(6,340)	(4,099)
Accumulated other comprehensive income	185	44
Total Corning Incorporated shareholders’ equity	21,763	21,162
Noncontrolling interests	69	49
Total equity	21,832	21,211

Total Liabilities and Equity	$29,832	$28,478

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Net income	$169	$638	$470	$1,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	294	242	583	490
Amortization of purchased intangibles	8	8	16	15
Restructuring, impairment and other charges	34		51
Stock compensation charges	13	14	28	25
Equity in earnings of affiliated companies	(62)	(166)	(148)	(339)
Dividends received from affiliated companies	31	21	1,641	182
Deferred tax provision	81	149	103	119
Restructuring payments	(6)	(8)	(17)	(24)
Employee benefit payments (in excess of) less than expense	(11)	11	(28)	26
Losses (gains) on translated earnings contracts	141	(227)	139	(251)
Changes in certain working capital items:
Trade accounts receivable	(32)	(73)	(11)	(56)
Inventories	16	(73)	13	(211)
Other current assets		1	28	(3)
Accounts payable and other current liabilities	29	(129)	(384)	(241)
Other, net	38	(17)	(4)	148
Net cash provided by operating activities	743	391	2,480	1,012

Cash Flows from Investing Activities:
Capital expenditures	(232)	(244)	(478)	(438)
Acquisitions of business, net of cash received		(66)	66	(66)
Investment in unconsolidated entities		(15)	(109)	(15)
Proceeds from loan repayments from unconsolidated entities	6	4	11	6
Short-term investments – acquisitions	(358)	(446)	(803)	(737)
Short-term investments – liquidations	236	551	574	1,020
Premium on purchased collars				(107)
Realized gains on translated earnings contracts	63	3	152	3
Other, net	3	(2)	4	(1)
Net cash used in investing activities	(282)	(215)	(583)	(335)

Cash Flows from Financing Activities:
Retirement of long-term debt				(498)
Net repayments of short-term borrowings and current portion of long-term debt	(34)	(2)	(42)	(11)
Principal payments under capital lease obligations	(1)	(1)	(1)	(2)
Proceeds from issuance of short-term debt	17		17
(Repayments on) proceeds from issuance of commercial paper, net	(2)		416
Proceeds from issuance of preferred stock (1)			400
Payments to acquire noncontrolling interest		(9)		(9)
Proceeds from the exercise of stock options	34	27	84	39
Repurchase of common stock for treasury	(175)	(232)	(2,076)	(232)
Dividends paid	(151)	(147)	(287)	(280)
Net cash used in financing activities	(312)	(364)	(1,489)	(993)
Effect of exchange rates on cash	1	(8)	6	(71)
Net increase (decrease) in cash and cash equivalents	150	(196)	414	(387)
Cash and cash equivalents at beginning of period	4,968	4,797	4,704	4,988

Cash and cash equivalents at end of period	$5,118	$4,601	$5,118	$4,601

(1)
In the first quarter of 2014, Corning issued 1,900 shares of Preferred Stock to Samsung Display Co., Ltd. in connection with the acquisition of their equity interests in Samsung Corning Precision Materials Co., Ltd.  Corning also issued to Samsung Display an additional amount of Preferred Stock at closing, for an aggregate issue price of $400 million in cash.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
(Unaudited)

GAAP Earnings per Common Share

The following table sets forth the computation of GAAP basic and diluted earnings per common share (in millions, except per share amounts):
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net income attributable to Corning Incorporated	$169	$638	$470	$1,132
Less: Series A convertible preferred stock dividend	24		45
Net income available to common stockholders – basic	145	638	425	1,132
Net income available to common stockholders – diluted	$145	$638	$425	$1,132

Weighted-average common shares outstanding – basic	1,302	1,469	1,331	1,471
Effect of dilutive securities:
Stock options and other dilutive securities	13	9	12	9
Weighted-average common shares outstanding – diluted	1,315	1,478	1,343	1,480
Basic earnings per common share	$0.11	$0.43	$0.32	$0.77
Diluted earnings per common share	$0.11	$0.43	$0.32	$0.76

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Core earnings attributable to Corning Incorporated	$527	$469	$988	$900
Less: Series A convertible preferred stock dividend	24		45
Core earnings available to common stockholders - basic	503	469	943	900
Add: Series A convertible preferred stock dividend	24		45
Core earnings available to common stockholders - diluted	$527	$469	$988	$900

Weighted-average common shares outstanding - basic	1,302	1,469	1,331	1,471
Effect of dilutive securities:
Stock options and other dilutive securities	13	9	12	9
Series A convertible preferred stock	115		106
Weighted-average common shares outstanding - diluted	1,430	1,478	1,449	1,480
Core basic earnings per common share	$0.39	$0.32	$0.71	$0.61
Core diluted earnings per common share	$0.37	$0.32	$0.68	$0.61

Use of Non-GAAP Financial Measures

In managing the Company and assessing our financial performance, we supplement certain measures provided by our consolidated financial statements with measures adjusted to exclude certain items, to arrive at non-GAAP amounts which we refer to as Core Performance measures.  We believe reporting Core Performance measures provides investors greater transparency to the information used by our management team to make financial and operational decisions.  Net sales, gross margin, equity in earnings of affiliated companies, and net income are adjusted to exclude the impacts of changes in the Japanese yen and Korean won, the impact of the purchased and zero cost collars, average forward contracts and other yen-related transactions, acquisition-related costs, discrete tax items, restructuring and restructuring-related charges, certain litigation-related expenses, pension mark-to-market adjustments, and other items which do not reflect on-going operating results of the Company or our equity affiliates.  These measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP).  We believe investors should consider these non-GAAP measures in evaluating our results as they are more indicative of our core operating performance and how management evaluates our operational results and trends.  These measures are not, and should not be viewed as a substitute for U.S. GAAP reporting measures.  Detailed reconciliations are provided below outlining the differences between these non-GAAP measures and the most directly comparable GAAP measures.  Further explanation of the Company’s reconciliation of these non-GAAP financial measures is included at the end of this document.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Three Months Ended June 30, 2014
(Unaudited; amounts in millions, except per share amounts)

	Three months ended June 30, 2014
	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Earnings per share
As reported	$2,482	$62	$341	$169	50.4%	$0.11
Constant-yen (1)	95	1	81	59		0.04
Constant-won (1)			17	12		0.01
Purchased collars and average forward contracts (2)			141	82		0.06
Acquisition-related costs (4)			10	7
Discrete tax items (5)				164		0.11
Asbestos settlement (6)			4	2
Restructuring, impairment and other charges (7)			39	29		0.02
Equity in earnings of affiliated companies (9)		(5)	(5)	(5)
Other items related to the Acquisition of Samsung Corning Precision Materials (10)			10	8		0.01
Core Performance measures	$2,577	$58	$638	$527	17.4%	$0.37

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Three Months Ended June 30, 2013
(Unaudited; amounts in millions, except per share amounts)

	Three months ended June 30, 2013
	Net sales	Equity earnings	Income before income taxes	Net income	Effective tax rate	Earnings per share
As reported	$1,982	$166	$829	$638	23.0%	$0.43
Constant-yen (1)	39	10	36	27		0.02
Purchased collars and average forward contracts (2)			(229)	(147)		(0.10)
Other yen-related transactions (2)			(27)	(19)		(0.01)
Hemlock Semiconductor operating results (3)		(12)	(12)	(11)		(0.01)
Hemlock Semiconductor non-operating results (3)(7)		9	9	9		0.01
Acquisition-related costs (4)			8	5
Asbestos settlement (6)			6	4
Pension mark-to-market adjustment (11)			(41)	(26)		(0.02)
Gain on change in control of equity investment (12)			(17)	(11)		(0.01)
Core Performance measures	$2,021	$173	$562	$469	16.5%	$0.32

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions, except percentages)

	Three months ended June 30, 2014				Three months ended June 30, 2013
	Gross Margin	Gross margin %	Selling, general and admin. expenses	Research, development and engineering expenses	Gross Margin	Gross margin %	Selling, general and admin. expenses	Research, development and engineering expenses
As reported	$1,032	42%	$318	$208	$883	45%	$266	$179
Constant-yen (1)	81		1		24
Constant-won (1)	13		(2)	(2)
Other yen-related transactions (2)					(9)
Acquisition-related costs (4)					1
Restructuring, impairment and other charges (7)	18		16
Other items related to the Acquisition of Samsung Corning Precision Materials (10)	14
Pension mark-to-market adjustment (11)					(24)		11	7

Core Performance measures	$1,158	45%	$333	$206	$875	43%	$277	$186

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Display Technologies Segment
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions, except percentages)

	Three months ended June 30, 2014			Three months ended June 30, 2013			% Increase/decrease
	Net sales	Equity earnings	Net income	Net sales	Equity earnings	Net income	Net sales	Equity earnings	Net income

As reported	$987	$(4)	$282	$631	$108	$337	56%	(104)%	(16)%
Constant-yen (1)	96	1	61	39	9	29
Constant-won (1)			11
Purchased collars, average forward contracts and other yen-related transactions (2)			(53)			(43)
Acquisition-related costs (4)			2
Discrete tax items (5)			4
Restructuring, impairment and other charges (7)			27
Other items related to the Acquisition of Samsung Corning Precision Materials (10)			8
Pension mark-to-market adjustment (11)						(9)

Core Performance measures	$1,083	$(3)	$342	$670	$117	$314	62%	(103)%	9%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Optical Communications Segment
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions, except percentages)

	Three months ended June 30, 2014		Three months ended June 30, 2013		% Increase/decrease
	Net sales	Net income	Net sales	Net income	Net sales	Net income

As reported	$686	$61	$601	$76	14%	(20)%
Acquisition-related costs (4)		2		4
Pension market-to-market adjustment (11)				(9)
Gain on change in control of equity investment (12)				(11)

Core Performance measures	$686	$63	$601	$60	14%	5%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Environmental Technologies Segment
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions, except percentages)

	Three months ended June 30, 2014		Three months ended June 30, 2013		% Increase/decrease
	Net sales	Net income	Net sales	Net income	Net sales	Net income

As reported	$285	$47	$228	$36	25%	31%
Pension mark-to-market adjustment (11)				(3)

Core Performance measures	$285	$47	$228	$33	25%	42%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Specialty Materials Segment
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions, except percentages)

	Three months ended June 30, 2014		Three months ended June 30, 2013		% Increase/decrease
	Net sales	Net income	Net sales	Net income	Net sales	Net income

As reported	$298	$39	$301	$58	(1)%	(33)%
Constant-yen (1)		(1)		(1)
Purchased collars, average forward contracts and other yen-related transactions (2)		3		(1)
Restructuring, impairment and other charges (7)		3
Pension mark-to-market adjustment (11)				(3)

Core Performance measures	$298	$44	$301	$53	(1)%	(17)%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Life Sciences Segment
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions, except percentages)

	Three months ended June 30, 2014		Three months ended June 30, 2013		% Increase/decrease
	Net sales	Net income	Net sales	Net income	Net sales	Net income

As reported	$223	$18	$219	$25	2%	(28)%
Acquisition-related costs (4)		4		2
Pension mark-to-market adjustment (11)				(3)

Core Performance measures	$223	$22	$219	$24	2%	(8)%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Dow Corning Corporation
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions)

	Equity Earnings
	Three months ended June 30, 2014	Three months ended June 30, 2013
As reported	$54	$45
Hemlock Semiconductor operating results (3)		(12)
Hemlock Semiconductor non-operating results (3)(7)		9
Equity in earnings of affiliated companies (9)	(5)

Core Performance measures	$49	$42

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP
FINANCIAL MEASURE
Three Months Ended June 30, 2014 and 2013
(Unaudited; amounts in millions)

	Three months ended June 30, 2014	Three months ended June 30, 2013

Cash flows from operating activities	$743	$391

Less: Cash flows from investing activities	(282)	(215)

Plus: Short-term investments – acquisitions	358	446

Less: Short-term investments – liquidations	(236)	(551)

Free cash flow	$583	$71

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

Reconciliation of Non-GAAP Financial Measures

Items which we exclude from GAAP measures to arrive at Core Performance measures are as follows:

(1)	Constant-currency adjustments:

Constant-yen:  Because a significant portion of Corning’s LCD glass business revenues and manufacturing costs are denominated in Japanese yen, management believes it is important to understand the impact on core earnings from translating yen into dollars.  Presenting results on a constant-yen basis mitigates the translation impact of the Japanese yen, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and to establish operational goals and forecasts.  We use an internally derived management rate of ¥93, which is closely aligned to our yen portfolio of purchased collars, and have restated all periods presented based on this rate in order to materially mitigate the impact of changes in the Japanese yen.

Constant-won:  Following the acquisition of SCP and because a significant portion of SCP’s costs are denominated in Korean won, management believes it is important to understand the impact on core earnings from translating won into dollars.  Presenting results on a constant-won basis mitigates the translation impact of the Korean won, and allows management to evaluate performance period over period, analyze underlying trends in our businesses, and to establish operational goals and forecasts without the variability caused by the fluctuations caused by changes in the rate of this currency.  We use an internally derived management rate of 1,100, which is consistent with historical prior period averages of the won.  We have not recast prior periods presented as the impact is not material to Corning in those periods.

(2)
Purchased and zero cost collars, average forward contracts and other yen-related transactions:  We have excluded the impact of our yen-denominated purchased collars, average forward contracts, and other yen-related transactions for each period presented.  Additionally, we are also excluding the impact of our portfolio of Korean won-denominated zero cost collars which we entered into in the second quarter of 2014. By aligning an internally derived rate with our portfolio of purchased collars and average forward contracts, and excluding other yen-related and won-related transactions and the constant-currency adjustments, we have materially mitigated the impact of changes in the Japanese yen.

(3)
Results of Dow Corning’s consolidated subsidiary, Hemlock Semiconductor: In 2013, we excluded the results of Dow Corning’s consolidated subsidiary, Hemlock Semiconductor, a producer of polycrystalline silicon, to remove the operating and non-operating items and events which have caused severe unpredictability and instability in earnings beginning in 2012.  These events were primarily driven by the macro-economic environment.  Specifically, the negative impact of the determination by MOFCOM, which imposes provisional anti-dumping duties on solar-grade polysilicon imports from the United States, and the impact of asset write-offs, offset by the benefit of large payments required under Hemlock customers’ “take-or-pay” contracts, are events that are unrelated to Dow Corning’s core operations, and that have, or could have, significant impacts to this business.  Beginning in 2014, due to the stabilization of the polycrystalline silicon industry, we will no longer exclude the operating results of Hemlock Semiconductor from core performance measures.

(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments and external acquisition-related deal costs.
(5)
Discrete tax items:  This represents the removal of discrete adjustments attributable to changes in tax law and changes in judgment about the realizability of certain deferred tax assets.  This item also includes the income tax effects of adjusting from a GAAP tax rate to a core earnings tax rate.

(6)	Certain litigation-related charges: These adjustments relate to the Pittsburgh Corning Corporation (PCC) asbestos litigation.
(7)	Restructuring, impairment and other charges. In the second quarter of 2014, amount includes restructuring expense and other disposal costs not classified as restructuring expense.

(8)	Liquidation of subsidiary: The partial impact of non-restructuring related items due to the decision to liquidate a consolidated subsidiary that is not significant.
(9)
Equity in earnings of affiliated companies:  These adjustments relate to items which do not reflect expected on-going operating results of our affiliated companies, such as restructuring, impairment and other charges and settlements under “take-or-pay” contracts.

(10)
Impacts from the Acquisition of Samsung Corning Precision Materials: Pre-acquisition gains and losses on previously held equity investment and other gains and losses related to the Acquisition, including the impact of post-combination expenses and the withholding tax on a dividend from Samsung Corning Precision Materials.

(11)
Pension mark-to-market adjustment:  Mark-to-market pension gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.  In accordance with GAAP, Corning recognizes pension actuarial gains and losses outside of the corridor, where the corridor is equal to 10% of the greater of the benefit obligation or the market-related value of plan assets at the beginning of the year, for our defined benefit pension plans annually in the fourth quarter of each year and whenever a plan is remeasured or valuation estimates are finalized.  Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension plans to expense throughout the year or when assumptions change, as they may each year.  Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions such as life expectancy of plan participants.  Management believes that pension actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets, and are not directly related to the underlying performance of our businesses.  For further information on the actuarial assumptions and plan assets referenced above, see Management’s Discussion and Analysis of Financial Condition and Results of Operations, under Critical Accounting Estimates - Employee Retirement Plans, and Note 13, Employee Retirement Plans, of Notes to the Consolidated Financial Statements.

(12)
Gain on change in control of equity investment:  Gain as a result of certain changes to the Shareholder Agreement of an equity company, resulting in Corning having a controlling interest that requires consolidation of this investment.